EXHIBIT 12.1
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                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                        For the Three Months
                                                           Ended March 31,
                                                 -------------------------------
Millions of dollars                                   2002                 2001
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
Earnings from continuing operations                  $  22                $ 292
Provision for income taxes                              40                  190
Minority Interests                                       1                   16
Distributions (less than) greater
 than earnings from equity investments                  18                    3
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         Earnings subtotal                              81                  501
Fixed charges included in earnings:
   Interest expense                                     51                   49
   Distribution on convertible preferred securities      8                    8
   Interest portion of rentals                           5                    5
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         Fixed charges subtotal                         64                   62
Earnings from continuing operations
   available before fixed charges                    $ 145                $ 563
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Fixed charges:
   Fixed charges included in earnings                $  64                $  62
   Capitalized interest                                  9                    5
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         Total fixed charges                         $  73                $  67
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Ratio of earnings from operations
   to fixed charges                                    2.0                  8.4
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